Exhibit 10.1

October 4, 2016

William K. McVicar, Ph.D.

Re:Transition Agreement

Dear Bill:

This letter confirms that you will be transitioning from your role as Executive Vice President, Chief Scientific Officer at Inotek Pharmaceuticals Corporation   (“Inotek” or the “Company”).  On behalf of the Company and its Board of Directors (the “Board”), please accept our sincere appreciation for your years of service and contributions to the Company.  With that in mind, this letter proposes an agreement setting forth the terms of your transition (the “Agreement”).

As explained in more detail below, the Agreement contemplates that you will remain employed during a transition period and will be eligible to receive severance benefits upon the conclusion of that transition period provided that certain conditions have been satisfied.

As you know, you and the Company entered into August 23, 2007 letter agreement with respect to the terms and conditions of your employment, as amended on December 23, 2008 and October 9, 2009 (collectively the “Letter Agreement”).  Among other things, the Letter Agreement provides that you will be entitled to certain severance pay in the event your employment is terminated by the Company without Cause if you execute a comprehensive release of claims in a form provided by the Company.  Provided you satisfy the Conditions set forth below, the ending of your employment pursuant to this Agreement will be treated as a termination without Cause for purposes of the Letter Agreement and this Agreement and the Certificate Updating Release of Claims attached as Exhibit A shall be the comprehensive release referred to in the Letter Agreement.

With those understandings, the Agreement between you and the Company is as follows:

1.Transition from Employment

(a)Transition Period.  If you sign and do not revoke this Agreement, your at-will employment will continue, along with the compensation and benefits specified in Section 1(c) below, until April 4, 2017 unless you are sooner terminated by the Company for Cause or you sooner resign.  The actual last day of your employment, whether it is on April 4, 2017 or an earlier date (as described in the previous sentence), shall be referred to herein as the “Separation Date,” and the time period between October 4, 2016 and the Separation Date shall be referred to herein as the “Transition Period.”  For purposes of this Agreement, “Cause” have the meaning set forth in the Letter Agreement.

(b)Transition Services.  The Company will continue to employ you on an at-will basis through the Transition Period.  You will no longer serve as the Company’s Executive Vice President, Chief Scientific Officer but, instead, will serve a Senior Advisor.  You will continue to work and provide services to the Company on an as-needed basis and will be provided with flexibility in connection with your search for a non-competitive job.  Your duties and other details associated with your employment during the Transition Period will be determined by the Company’s Chief Executive Officer (“CEO”).  It is expected that your job duties will be focused on effectively transitioning information to others in the organization and that you will be able to perform most of these job duties remotely.  Accordingly, you will not be required or expected to report to the office except for meetings and other in-person business events to the extent specifically requested by the CEO.  During the Transition Period you will be permitted to perform consulting work for persons or entities outside of the Field of Interest but only if you first obtain prior written approval from the Company’s CEO.

(c)Compensation and Benefits.  During the Transition Period, you will (i) continue to receive your current base salary; (ii) remain eligible to participate in the Company’s group employee benefit plans; and (iii) continue to vest in your outstanding equity grants consistent with the terms and conditions of the Company’s stock plan and applicable stock option agreement (collectively the “Equity Documents”) as a regular full-time employee. You will receive a Bonus Payment for 2016, pro-rated based on January 1- October 4, 2016 (the “Prorated Bonus”). The Pro-rated Bonus shall be paid at the time other Company employees receive 2016 Bonus Payments.  As Senior Advisor, you will no longer be a member of the Company’s senior management team and, accordingly, you will not be eligible to participate in the any executive incentive compensation plans and you will not be eligible for any bonus compensation for 2017 or otherwise.  You agree that you will not earn or be entitled to accrue paid time off during the Transition Period.

2.Severance Benefits

Provided that you satisfy each of the Conditions (defined below), the Company shall provide you with the following “Severance Benefits”:

(a)Severance Pay.  The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your final base salary rate, less applicable tax-related deductions and withholdings, effective for the twelve (12) month period immediately following the Separation Date (the “Severance Pay Period”). The Company shall pay you Severance Pay in substantially equal installments on the Company’s regular payroll dates during the Severance Pay Period beginning on the first payroll date that follows the Effective Release Date as defined in the Certificate Updating Release of Claims attached as Exhibit A.

(b)COBRA Premiums.  If you elect COBRA continuation coverage, the Company shall pay the same portion of premiums that it pays for active employees for the same level of group medical and dental coverage as in effect for you on the Separation Date until the end of the Severance Pay Period.  You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed.  You authorize the deduction of the portion for which you are responsible from your Severance Pay.  You may continue coverage for yourself and any beneficiaries after the end of the Severance Pay Period at your own expense for the remainder of the COBRA continuation period; to the extent you and they remain eligible.

For purposes of this Agreement, the “Conditions” are as follows: (i) this Agreement must become fully effective; (ii) you must not be terminated for Cause on or before April 4, 2017 or resign without the Company’s written consent before April 4, 2017, provided such consent shall not be unreasonably withheld; (iii) you must remain in compliance with your obligations under this Agreement (including, without limitation, your obligation to perform your Transition Services under Section 1(b)) and your obligations under the Confidentiality Agreement and the other

Restrictive Covenants set forth in Section 3 of this Agreement; (iv) you must execute and return Certificate Updating Release of Claims attached as Exhibit A within five (5) day period that immediately follows the Separation Date.

3.Restrictive Covenants

You acknowledge that your obligations under the Confidentiality Agreement that you entered into dated September 5, 2007 (attached hereto as Exhibit B) are in full force and effect both during and after the Transition Period, including, without limitation, your obligations to maintain the confidentiality of Confidential Information (as defined in the Confidentiality Agreement), to return documents and other property of the Company promptly upon the Company’s request but in no event later than the Separation Date, and to refrain from prohibited solicitation activities for a period of twelve (12) months following the Separation Date (the “Restricted Period”). In addition, as a material term of this Agreement you agree that, during the Transition Period, you will not directly or indirectly, whether as owner, partner, stockholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services within the Field of Interest provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent (1%) of the stock of such company.  For purposes of this Agreement the Field of Interest shall be fields of glaucoma and other diseases of the eye.  Further, and for the avoidance of doubt, Allergan, Valeant/Bauch&Lomb, Aerie, Eyegate, Ocular, Ohr, Regeneron, Shire, Santen, QLT, Ophthotech, Novartis/Alcon, Merck, Pfizer, GSK, Johnson&Johnson, Abbott Labs, Alimira, Akorn, Acucela, Spark, EnVisia, Glaukos and Affibody AB,(a Swedish company with registration no. 556665-6913, Gunnar Asplunds Allé 24, SE-171 69 Solna, Sweden) are within the Field of Interest and you shall not perform services for any of these companies in any capacity during the Transition Period. This list is illustrative only and is not a not a comprehensive list of the Company’s competitors.

You agree to take no action or make any statements, written or oral that are disparaging about or adverse to the business interests of the Company or its employees, officers, products or services, provided this shall not in any way affect your obligation to testify truthfully.  You further agree that, if were you to breach any of the covenants contained in this Agreement or the Confidentiality Agreement, the terms of which are incorporated by reference as material terms of this Agreement, in addition to the Company’s other legal and equitable remedies, the Company may end of your employment for Cause (if you are still employed) and/or suspend or cease any Severance Benefits to which you might otherwise be entitled.  Any such termination of your employment and/or suspension or termination of the Severance Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

4.Release of Claims

In consideration for, among other terms, the Company’s offer to continue to employ you during the Termination Period and the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your employment by the Company and the decision that your employment with the Company will end no later than April 4, 2017;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);
•

for wages, bonuses, incentive compensation, commissions, additional stock grants, unvested stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement, your vested rights under the Company’s employee benefit plans, your rights under the Equity Documents, or your rights under the Inotek Pharmaceuticals Corporation Officer Indemnification Agreement that you and the Company entered into dated June 24, 2015 (the “Indemnification Agreement “) nor shall it release claims that cannot be released as a matter of law.

5.Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”).  You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

6.Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action).  For the avoidance of doubt, this Agreement does not limit your right to receive an award for providing information to the Securities Exchange Commission.

7.Other Provisions

(a)Jurisdiction.  You and the Company hereby agree that the state and federal courts in Suffolk County, Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(b)Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(c)Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Confidentiality Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company regarding the subject matter herein. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Confidentiality Agreement, the Equity Documents, any and all assignment(s) of invention(s), the Indemnification Agreement and any other obligations specifically preserved in this Agreement.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except as set forth in this Agreement.

(f)Time for Consideration; Effective Date.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for more than twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”) and that any changes to this Agreement did not restart or otherwise affect the Consideration Period. In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement.  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned by 5PM EST on October 27, 2016.   If you do not sign the Agreement, your employment will end and the ending of the employment relationship will be governed by the Letter Agreement.  If you sign this Agreement, for the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(g)Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Inotek

By: /s/ David P. SouthwellOctober 27, 2016

David P. SouthwellDate

President and Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ William K. McVicarOctober 27, 2016

William K. McVicar, PhDDate

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, William K. McVicar, hereby acknowledge and certify that I entered into a Transition Agreement with Inotek Pharmaceuticals Corporation (the “Company”), dated October 4, 2016 (the “Agreement”).  Pursuant to the Agreement, I am required to execute this certificate, which updates the release of claims set forth in Section 4 of the Agreement (this “Certificate”) in order to satisfy the Conditions for Severance Benefits as set forth in Section 2 of the Agreement.  I, therefore, agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit A.
2.

In consideration of the benefits described in Section 2 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 4 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate (the “Effective Release Date”), subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.

4.	I agree that this Certificate is part of the Agreement.

________________________________________

William K. McVicar, PhD

________________________________________

DATE

EXHIBIT B

[Confidentiality Agreement]